Exhibit 99.2

SENIOR LIVING COMMUNITIES, LLC
AND
SUBSIDIARIES

Charlotte, North Carolina

Consolidated

Financial Statements

At

December 31, 2015 and 2014

And

For The Years Ended

December 31, 2015, 2014, and 2013

* * * * * * *

TABLE OF CONTENTS

Page

Financial Statements:

Independent Auditor’s Report     2

Consolidated Balance Sheets     3 - 4

Consolidated Statements of Operations     5

Consolidated Statements of Changes in Members’ Deficit     6

Consolidated Statements of Cash Flows     7 - 8

Notes to Consolidated Financial Statements     9 - 23

Independent Auditor’s Report

To the Members
of Senior Living Communities, LLC and Subsidiaries

We have audited the accompanying consolidated financial statements of Senior Living Communities, LLC (a North Carolina limited liability company) and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in members’ deficit, and cash flows for the years ended December 31, 2015, 2014 and 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Senior Living Communities, LLC and subsidiaries as of December 31, 2015 and 2014, and the results of their operations, their changes in members’ equity, and their cash flows for the years ended December 31, 2015, 2014 and 2013, in accordance with accounting principles generally accepted in the United States of America.

Change in Accounting Principles
As described in Note P to the financial statements, during the year ended December 31, 2014 the Company changed its method of accounting for commissions paid for new occupancy agreements. As described in Note O to the financial statements, during the year ended December 31, 2013 the Company changed its method of accounting for goodwill, and reverted back to its previous method during the year ended December 31, 2014. Our opinion is not modified with respect to these matters.

/s/Moyer, Smith & Roller, P.A.

Charlotte, North Carolina
February 15, 2016

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2015 and 2014

ASSETS

	2015	2014
Current Assets
Cash	$1,337,024	$4,180,241
Restricted Cash	2,053,130	2,712,948
Occupancy Fee Deposits in Escrow	4,713,287	1,265,893
Accounts Receivable - Trade, Net	1,818,254	2,060,494
Accounts Receivable - Other	64,848	312,118
Accounts Receivable - Related Parties	126,917	22,641
Prepaid Expenses	860,143	874,924
Inventory	105,300	81,630

Total Current Assets	11,078,903	11,510,889

Property and Equipment
Construction and Renovations in Progress	7,229,636	3,384,978
Leasehold Improvements	10,141,720	36,298
Site Improvements	96,723	—
Furniture, Fixtures and Equipment	631,653	6,630
Automobiles and Golf Carts	1,936,946	1,691,160

Total Property and Equipment	20,036,678	5,119,066

Less Accumulated Depreciation	(1,947,167)	(1,330,011)

Property and Equipment, Net	18,089,511	3,789,055

Other Assets
Utility Deposits	19,755	19,755
Lease Deposit	10,000,000	10,000,000
Goodwill	27,886,228	27,886,228

Total Other Assets	37,905,983	37,905,983

TOTAL ASSETS	$67,074,397	$53,205,927

See Independent Auditor's Report and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES

Consolidated Balance Sheets (Continued)
December 31, 2015 and 2014

LIABILITIES AND MEMBERS' DEFICIT

	2015	2014
Current Liabilities
Accounts Payable	$3,340,635	$1,990,421
Accounts Payable - Related Parties	4,500	25,446
Monthly Service Fees Received in Advance	1,884,182	1,303,853
Accrued Expenses	6,396,780	5,454,690
Resident Deposits	1,373,971	1,681,017
Current Portion of Deferred Revenues	7,513,975	6,837,388
Current Portion of Notes Payable	73,237	48,585
Current Portion of Distributions Payable	434,552	2,470,000

Total Current Liabilities	21,021,832	19,811,400

Long-Term Liabilities
Straight Line Rent Payable - NHI	8,759,667	338,443
Line of Credit from NHI	6,281,949	2,816,146
Notes Payable	285,362	228,659
Note Payable - Members	675,000	—
Deposits on Resident Contracts	8,329,759	2,790,937
Refundable Occupancy Fees	191,446,710	179,840,874
Deferred Revenues	11,856,157	10,859,004
Distributions Payable	3,767,885	5,803,333
Less Amounts Due Within One Year	(8,021,764)	(9,355,973)

Total Long-Term Liabilities	223,380,725	193,321,423

Total Liabilities	244,402,557	213,132,823

Members' Deficit	(177,328,160)	(159,926,896)

TOTAL LIABILITIES AND
MEMBERS' DEFICIT	$67,074,397	$53,205,927

See Independent Auditor's Report and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES

Consolidated Statements of Operations
For the Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Revenues
Service Fees	$86,298,396	$79,124,165	$70,944,909
Net Occupancy Fees Earned	9,693,180	11,761,135	6,460,502
Ancillary Income	464,630	685,246	862,813
Revenues, Net	96,456,206	91,570,546	78,268,224

Expenses
Operating Expenses	62,091,846	57,619,647	53,048,869
General and Administrative Expenses	10,104,296	10,213,789	8,999,405
Lease Expense	39,421,223	21,752,486	19,542,769
Depreciation and Amortization	617,156	1,910,402	1,263,385
Total Operating Expenses	112,234,521	91,496,324	82,854,428

Operating Income (Loss)
from Continuing Operations	(15,778,315)	74,222	(4,586,204)

Other Income (Expense)
Interest Income	61,803	10,755	61,501
Interest Expense	(607,539)	(3,683,204)	(4,085,215)
Gain on Sale of Assets	9,732	57,783,554	276,657
Provision for Bad Debt	—	—	(4,890,448)
Other Income	—	68,091	28,866
Other Expense	(377,307)	(506,785)	(205,503)
Other Income (Expense), Net	(913,311)	53,672,411	(8,814,142)

Net Income (Loss)
from Continuing Operations	(16,691,626)	53,746,633	(13,400,346)

Discontinued Operations
Loss from Discontinued Operations	—	—	(974,288)
Gain on Sale of Assets	—	—	2,143,126
Total Discontinued Operations	—	—	1,168,838

Net Income (Loss)	$(16,691,626)	$53,746,633	$(12,231,508)

See Independent Auditor's Report and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES

Consolidated Statements of Changes in Members' Deficit
For the Years Ended December 31, 2015 and 2014 and 2013

Balance at January 1, 2013	$(172,984,935)

Net Loss	(12,231,508)
Distributions to Members Paid or Accrued	(872,741)

Balance at December 31, 2013	(186,089,184)

Net Income	53,746,633
Distributions to Members Paid or Accrued	(27,584,345)

Balance at December 31, 2014	(159,926,896)

Net Loss	(16,691,626)
Distributions to Members Paid or Accrued	(709,638)

Balance at December 31, 2015	$(177,328,160)

See Independent Auditor's Report and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013

Cash Flows from Operating Activities
Net Income (Loss)	$(16,691,626)	$53,746,633	$(12,231,508)
Adjustments to reconcile net income (loss)
to net cash provided by operations:
Depreciation and Amortization Expense	617,156	1,910,402	1,650,171
Amortization of Occupancy Fees	(9,693,180)	(11,761,135)	(7,026,869)
Provision for Bad Debt	259,968	(216,923)	5,212,130
Gain on Sale and Distribution of Assets	(9,732)	(57,783,554)	(2,419,783)
Accrued Interest	—	168,070	(73,733)
Net occupancy fees received	22,296,169	26,060,941	26,623,608
(Increase) Decrease in:
Restricted Cash	659,818	(1,218,073)	(230,725)
Occupancy Fee Deposits in Escrow	(3,447,394)	(1,012,268)	183,836
Accounts Receivable - Trade	(17,728)	339,098	(475,759)
Accounts Receivable - Related Parties	(104,276)	742,468	288,583
Accounts Receivable - Other	247,270	258,312	166,963
Prepaid Expenses	14,781	590,747	(274,243)
Inventory	(23,670)	41,757	8,282
Increase (Decrease) in:
Accounts Payable	1,350,214	(608,172)	(2,413,554)
Accounts Payable - Related Parties	(20,946)	14,877	10,569
Monthly Service Fees Received in Advance	580,329	(22,353)	(129,423)
Accrued Expenses	942,090	393,014	(2,862,233)
Straight Line Rent Payable - NHI	8,421,224	338,443	—
Resident Deposits	267,954	477,210	193,035
Deposits on Resident Contracts	4,963,822	(2,750,233)	(249,530)

Net Cash Provided by Operating Activities	10,612,243	9,709,261	5,949,817

See Independent Auditor's Report and Accompanying Notes

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)
For the Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013

Cash Flows from Investing Activities
Additions to Property and Equipment	$(8,098,359)	$(7,351,274)	$(5,432,477)
Additions to Construction and Renovations in Progress	(6,702,697)	(2,565,809)	(1,841,398)
Increase in Amounts Due from Related Parties	—	—	(353,191)
Net Proceeds from Sale of Assets	9,732	23,558,019	2,639,008

Net Cash Provided by (Used in) Investing Activities	(14,791,324)	13,640,936	(4,988,058)

Cash Flows from Financing Activities
Proceeds from Notes Payable	—	—	5,770,770
Proceeds from Notes Payable - Members	675,000	200,000	200,000
Principal Payments on Notes Payable	(59,853)	(3,755,071)	(6,586,258)
Principal Payments on Notes Payable -Members	—	(1,983,333)	(400,000)
Proceeds from Line of Credit from NHI	4,665,764	2,816,146	—
Repayment of Line of Credit from NHI	(1,199,961)	—	—
Proceeds from Construction Advances from HCN	—	5,058,783	3,380,096
Repayment of Construction Advances from HCN	—	(4,323,092)	(1,514,629)
Distributions to Members	(2,745,086)	(21,781,012)	(824,383)

Net Cash Provided by (Used in) Financing Activities	1,335,864	(23,767,579)	25,596

Net Increase (Decrease) in Cash and Cash Equivalents	(2,843,217)	(417,382)	987,355

Cash and Cash Equivalents, Beginning of Year	4,180,241	4,597,623	3,610,268

Cash and Cash Equivalents, End of Year	$1,337,024	$4,180,241	$4,597,623

Supplemental Cash Flow Information:

Cash paid for interest expensed	$501,471	$3,683,204	$1,508,242

Cash paid for interest capitalized	$389,222	$—	$—

Significant non-cash transactions:
Acquisition of vehicles in exchange for notes payable	$116,556	$97,657	$186,116

Accrued interest added to note principal	$—	$878,924	$3,485,702

Rent paid by increasing note payable to
Health Care REIT, Inc.	$—	$—	$2,285,068

See Independent Auditor's Report and Accompanying Notes

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Business Activity
Senior Living Communities, LLC was organized November 1, 2005 for the purpose of developing and operating retirement communities located in the United States. It operates as a limited liability company (LLC) in accordance with and pursuant to the North Carolina Limited Liability Company Act, and its members have limited personal liability for the obligations or debts of the entity. Only one class of member’s interest exists.

Consolidated Financial Statements
These consolidated financial statements include the accounts of Senior Living Communities, LLC and its subsidiaries - BrightWater Retirement, LLC; Cascades Retirement, LLC; Cascades Nursing, LLC; Homestead Hill Retirement, LP; Litchfield Retirement, LLC; Marsh’s Edge, LLC; Osprey Village at Amelia Island, Ltd.; Ridgecrest Retirement, LLC and Summit Hills, LLC. For the year ended December 31, 2013, they also included the discontinued operations and winding down activities of its subsidiaries Stratford Retirement, LLC; Abingdon Retirement, LLC; Viera Retirement, LLC; Vero Retirement Associates, LLC and its subsidiary Arbors Retirement, LLC. All material intercompany transactions and accounts are eliminated in consolidation.

As described in Note M, effective June 30, 2013, Senior Living Communities, LLC divested of its operations in Stratford Retirement, LLC. It sold most of its property and equipment to a new landlord of the facility and distributed its limited liability membership interest in Stratford Retirement, LLC to one of the members of Senior Living Communities, LLC. Effective December 31, 2012, Senior Living Communities, LLC divested itself of its operations and sold substantially all of the assets of the communities operated by Abingdon Retirement, LLC; Vero Retirement Associates, LLC; and Viera Retirement, LLC.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications
The Company has a sweep arrangement with its bank that includes the bank accounts of Senior Living Communities, LLC and its subsidiaries. Under this arrangement, the operating accounts of Senior Living Communities, LLC and its participating subsidiaries are zero balance accounts. In prior years checks issued and outstanding on the operating accounts were shown as current liabilities on the Consolidated Balance Sheet. In the current year presentation cash is shown net of the outstanding checks. The cash balance for December 31, 2014, has been reduced by $1,687,117 which is the total of outstanding checks previously presented as Checks in Process. Other accounts in the prior year financial statements may have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2015 and 2014

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Limited Liability Company / Income Taxes
The Company has elected to file its income tax return on the accrual basis as a partnership for federal and state income tax purposes. As a result, the Company’s taxable earnings or losses are passed through to the Company’s members who are then taxed based on their allocable share of such taxable earnings or losses. Accordingly, no provision or benefit for federal or state income taxes has been reported by the Company.

In the fourth quarter of 2015, the Internal Revenue Service completed its examination of the Company’s U.S. income tax returns for 2013 and 2012. There were no tax consequences to the Company. Any tax adjustments resulting from the IRS’s examination will be passed through to the individual members. The Company is no longer subject to U.S. federal income tax examinations by tax authorities for 2013 and prior years. The Company is no longer subject to state income tax examinations by tax authorities for 2011 and prior years.

As a limited liability company, each member’s liability is limited to amounts reflected in their respective member capital accounts.

Cash and Cash Equivalents
The Company considers all highly liquid unrestricted investments with maturities of three months or less to be cash equivalents for purposes of the Statement of Cash Flows.

Accounts Receivable and Allowance for Doubtful Accounts
The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, management evaluates accounts receivable balances and establishes an allowance for doubtful accounts, based on history of past write-offs and collections. At December 31, 2015 and 2014, the allowance for doubtful accounts was $238,588 and $152,255, respectively.

Inventory
Inventories are stated at cost determined principally on the first-in, first-out basis.

Property and Equipment
Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Major renewals and improvements are capitalized while replacements, maintenance, and repairs which do not improve or extend the life of the assets, are expensed currently. When assets are sold or retired, their cost and accumulated depreciation are removed from the accounts and resulting gains and losses are included in the Consolidated Statement of Operations.

Revenue Recognition
The Company recognizes revenue from monthly service and ancillary fees as they become due from the residents. The non-refundable portion of occupancy fees received from residents prior to moving into the communities is earned over a five-year amortization period.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2015 and 2014

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising
Senior Living Communities, LLC and its subsidiaries expense advertising costs when the advertising first takes place. Consolidated advertising expense for the years ended December 31, 2015, 2014 and 2013 was $544,924; $552,772 and $683,535, respectively.

Self Insurance
The Company self insures health related claims for its covered employees up to certain limits. Claims in excess of these limits are insured with stop-loss insurance. The Company has accrued a liability it believes is adequate to cover the outstanding claims and claims that have been incurred but not yet reported as of December 31, 2015 and 2014. Any subsequent changes in estimate are recorded in the period in which they are determined.

Master Lease Agreements
Through December 17, 2014, Senior Living Communities, LLC had a master lease agreement with Health Care REIT, Inc. (HCN) for the lease of each community. The master lease had an initial lease term which was set to expire on December 31, 2025, and an option to renew for an additional fifteen (15) years. Senior Living Communities, LLC entered into sub-lease agreements with its subsidiaries under the same lease terms it had with Health Care REIT, Inc.

On December 17, 2014, National Health Investors, Inc. (NHI) acquired substantially all of the tangible property of Senior Living Communities, LLC and that which the Company leased from Health Care REIT, Inc. The Company entered into a new master lease agreement with National Health Investors, Inc. The new master lease has an initial lease term that is set to expire on December 31, 2030, and has two options to extend the lease for an additional five years with each extension. Senior Living Communities, LLC entered into sub-lease agreements with its subsidiaries under the same lease terms it has with National Health Investors, Inc.

Straight Line Rent Payable - NHI
Rent expense is recognized on a straight-line basis over the life of the lease. The difference between rent expense recognized and rental payments, as stipulated in the lease, is reflected as straight line rent payable - NHI in the Consolidated Balance Sheet.

Fair Value of Financial Instruments
FASB ASC 820-10 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2015 and 2014

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments (Continued)

•	Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the plan has the ability to access.

•	Level 2 - Inputs to the valuation methodology include:

◦	Quoted market prices for similar assets or liabilities in active markets;

◦	Quoted prices for identical or similar assets or liabilities in inactive markets;

◦	Inputs other than quoted prices that are observable for the asset or liability;

◦	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Cash, restricted cash, and occupancy fee deposits in escrow are carried at amounts considered by management to approximate fair value based on Level 1 valuation. Long-term notes payable are carried at amounts considered by management to approximate fair value based on Level 3 valuation, using discounted cash flow analyses based on debt with similar interest rates, maturities and collateral.

NOTE B - RESTRICTED CASH

The Master Lease Agreements with National Health Investors, Inc. and with Health Care REIT, Inc. require the Company to maintain an escrow account(s). These cash accounts are reported on the balance sheet as current assets. At December 31, 2015 and 2014, the restricted cash balances were:

	2015	2014
Settle-Up Escrow	$457,423	$2,600,000
Property Tax Account	1,564,707	81,948
Health Care Claims Account	31,000	31,000

Total Restricted Cash	$2,053,130	$2,712,948

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2015 and 2014

NOTE C - CONCENTRATIONS

Senior Living Communities, LLC and its subsidiaries maintain their cash balances at one bank under a sweep investment arrangement. The operating accounts of Senior Living Communities, LLC and each of its participating subsidiaries are zero balance accounts. The daily ending balance of each account is cleared by a sweep transfer to a master account held by Senior Living Communities, LLC. Funds held in the master account are owned by the respective entities, and Senior Living Communities, LLC is the custodian. When funds are required in the operating accounts to clear checks and other disbursements, the necessary amounts are automatically transferred from the master account back to the operating accounts.

Deposit insurance through the Federal Deposit Insurance Corporation is a function of ownership of the funds on deposit. Each entity participating in the master account is entitled to its own separate deposit insurance up to $250,000. Amounts on deposit with other banks are also insured through the Federal Deposit Insurance Corporation up to $250,000. At times the balances may exceed the insured amounts. The Company periodically reviews the financial condition of the institutions and believes the risk of loss to be minimal.

NOTE D - ACCOUNTS RECEIVABLE - OTHER

During the year ended December 31, 2015, the Company submitted claims for insurance reimbursements for flood damage at one of its communities. The accounts receivable - other balance of $64,848 is the remaining reimbursement the Company expects to receive from insurance.

During the years ended December 31, 2013 and 2014, the Company submitted claims for insurance reimbursements for lightning damage at two of its communities. At December 31, 2014, the balance remaining to be collected for these claims included in the accounts receivable-other balance totaled $150,750. Accounts receivable-other at December 31, 2014 also included $161,368 of property taxes to be refunded to the community operated by Cascades Retirement, LLC.

NOTE E - CONSTRUCTION IN PROGRESS

The Company has expansion projects at several communities. The projects include cottages, villas and other improvements. Costs related to the construction are allocated to the specific project or unit under construction, including interest on the allocated portion of the construction line of credit. Once the unit has received its certificate of occupancy or the renovation project is complete, the total cost is removed from construction in progress and is included in leasehold improvements. Any interest charged after the unit has been capitalized is included in expense until the allocated construction advance is repaid.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2015 and 2014

NOTE F - LINE OF CREDIT FROM NHI

National Health Investors, Inc. has provided a line of credit to Senior Living Communities, LLC to be used for various construction projects and to provide working capital as necessary. The maximum amount available to the Company under the agreement is $15,000,000 through December 31, 2019. Interest on the outstanding principal balance of the loan shall accrue at a floating per annum rate of the Ten Year Treasury Note Rate (as published in the Wall Street Journal on the fifteenth (15th) day of each month or if the Wall Street Journal is not published on the fifteenth day of the month then the next publication day thereafter) plus six percent (6%). Commencing on February 1, 2015 and continuing on the first business day of each successive month thereafter, the Company shall pay to the landlord, (a) accrued interest at the Note Rate based upon the principal outstanding during the Interest Accrual Period, and (b) any other amounts due under the Loan Documents. The Company shall have the option of capitalizing the interest hereunder by adding it to the principal balance each month and paying it on the Maturity Date. Principal payments under a Working Capital Loan shall be due on the first day of the month following receipt by the landlord of the Company’s consolidated quarterly financial statements, if the Fixed Charge Coverage Ratio for the trailing twelve month period of operation ending on the last day of such quarter is at least 1.00 to 1.00, in an amount equal to 75% of the amount by which the numerator of such ratio exceeds the denominator of such ratio. In addition, a principal payment of $10,000,000 shall be due and payable on December 31, 2019 and after that date the maximum principal amount of the Loan and any further draws shall be limited to the remaining $5,000,000 of the loan and may be used only for working capital or as otherwise approved by the landlord. Outstanding advances at December 31, 2015 and 2014 under this agreement totaled $6,281,949 and $2,816,146, respectfully.

NOTE G - NOTES PAYABLE

The following are the amounts outstanding as of December 31:

	2015	2014
A note payable to a financing company, monthly payments of
$956, including interest imputed at 0.62%, all outstanding principal
and interest due August 1, 2018, secured by a vehicle.	$38,582	$50,731

A note payable to a financing company, monthly payments of
$1,116, including interest imputed at 10.8%, all outstanding principal and interest due November 1, 2018, secured by
a vehicle.	32,823	42,100

Notes payable to a financing company, monthly payments of
$3,058, including interest at 5.7%, all outstanding principal and
interest due February 19, 2019, secured by vehicles.	104,569	135,828

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2015 and 2014

NOTE G - NOTES PAYABLE (Continued)

	2015	2014
A note payable to a bank, monthly payments of $1,226, including interest at 3.8%, all outstanding principal and interest due
April 30, 2020, secured by a vehicle.	$59,740	$—

A note payable to a bank, monthly payments of $929, including interest at 4.65%, all outstanding principal and interest due
February 12, 2021, secured by a vehicle.	49,648	—

An unsecured note payable to the LLC members, monthly
payment of interest only at 8%, all outstanding principal and
interest due January 31, 2017.	675,000	—

Total	960,362	228,659

Less amounts due within one year	(73,237)	(48,585)

Long-term notes payable	$887,125	$180,074

Future minimum payments under long-term notes payable as of December 31, 2015 are:

Year Ending
December 31	Amount
2016	$73,237
2017	753,703
2018	85,680
2019	29,034
2020	16,861
Thereafter	1,847

Total	$960,362

NOTE H - REFUNDABLE OCCUPANCY FEES

Senior Living Communities, LLC and its subsidiaries recognize a long-term liability for the refundable portions of occupancy fees received from residents. Under the terms of the occupancy agreements and the master lease with the landlord, the refunds are to be made from occupancy fees collected from replacement residents.

The Company offers three forms of Occupancy Agreement: The “90% Minimum Refund Plan,” the “60% Minimum Refund Plan,” and the “Endowment Plan.” In the past, the Company also offered a

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2015 and 2014

NOTE H - REFUNDABLE OCCUPANCY FEES (Continued)

“100% Minimum Refund Plan” and an “80% Minimum Refund Plan” which have been discontinued. The “100% Minimum Refund Plan” and the “90% Minimum Refund Plan” Occupancy Agreements provide for repayment to the resident 100% or 90% of the original occupancy fee paid by the resident, respectively, regardless of when the resident subsequently moves out of the home. The “80% Minimum Refund Plan” Occupancy Agreements provide for repayment of 90% of the original occupancy fee to the resident if the resident moves out of the home in the first year and 80% of the original occupancy fee paid by the resident if the resident moves out of the home in the second year or thereafter. The “60% Minimum Refund Plan” Occupancy Agreements provide for repayment to the resident 90%, 80%, or 70% of the original occupancy fee paid by the resident if the resident moves out of the home in the 1st, 2nd or 3rd year, respectively, after becoming a resident. In the 4th year or thereafter, the resident is entitled to a 60% refund of the occupancy fee paid. The “Endowment Plan” Occupancy Agreements provide for repayment to the resident of 90% of the original occupancy fee paid by the resident if the resident moves out of the home within the first six months of becoming a resident. After six months, the refundable portion is reduced each month by 2% of the total occupancy fee paid by the resident until the refundable portion is reduced to zero.

For all plan types, the refund is payable upon the earlier of securing a substitute resident who pays to the Company the then applicable occupancy fee or five years from the date the resident moves out.

Some of the residents of the community operated by Cascades Retirement, LLC were residents prior to the acquisition by Senior Living Communities, LLC. The occupancy agreements with these residents provide for a refund of 90% of the occupancy fee received from the substitute resident.

Certain refund obligations on single family homes are secured by mortgages from the landlord. Beginning January 1, 2009, the Company and the landlord discontinued the practice of securing refund obligations on single-family cottages with mortgages.

NOTE I - DEFERRED REVENUES

A portion of the occupancy fee received from residents represents payment for future services and therefore is non-refundable. The non-refundable portion is recorded as deferred revenue and recognized as earned revenue over a period of five years from the resident’s move-in date, which approximates the average residency of the communities’ residents in independent living. Periodically, the Company re-evaluates the appropriate revenue recognition period for income earned from these contracts. Prior to January 1, 2014, the Company recognized revenue over a period of 6.5 years, which approximated the average residency in independent living at that time. Total deferred revenue to be recognized under existing occupancy fee contracts as of December 31, 2015 and 2014 is $11,856,157 and $10,859,004, respectively. The amount scheduled to be recognized in 2016 is $7,513,975.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2015 and 2014

NOTE J - GAIN ON SALE OF ASSETS

On December 17, 2014, the Company and Health Care REIT, Inc. sold the assets located at the eight communities operated by the subsidiaries of Senior Living Communities, LLC to National Health Investors, Inc. Senior Living Communities, LLC received $73,287,138 in cash and other consideration from the sale of assets having a net book value of $14,304,735, and wrote off other costs previously capitalized of $1,205,294.

Non-cash consideration received from the sale of property to National Health Investors, Inc. included the relief from liability for construction advances and other loans made by Health Care REIT, Inc., to Senior Living Communities, LLC totaling $39,735,564. It also included $10,000,000 retained by National Health Investors, Inc. as a security deposit to be held in an escrow account with interest to accrue to the benefit of Senior Living Communities, LLC. The security deposit and any accrued interest thereon are not accessible to Senior Living Communities, LLC until the expiration or termination of the lease.

NOTE K - OPERATING LEASES

The master lease agreement between Senior Living Communities, LLC and its subsidiaries and National Health Investors, Inc. is set to expire on December 31, 2030. It includes an option to renew for two additional five-year terms. The following is a consolidated schedule of future minimum base rental payments for the facilities over the next five years and in total:

Year Ending
December 31	Amount
2016	$32,240,000
2017	33,529,600
2018	34,870,784
2019	35,916,908
2020	36,994,415
Thereafter	387,105,091

Total	$560,656,798

Periodically Senior Living Communities, LLC had been required to pay the former landlord, Health Care REIT, Inc., “conversion rent” upon the conversion of an independent living villa from a rental contract to an occupancy fee contract at certain communities. “Conversion rent” was paid in addition to base rent. When paid, these amounts were recorded as prepaid rent on each subsidiary’s balance sheet and amortized over the remaining lease term. “Conversion rent” payments were not required on conversions after December 31, 2012. All of the unamortized balance was expensed in the year ended December 31, 2014, when the properties were acquired by the new landlord, and the lease agreement with Health Care REIT, Inc. was cancelled.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2015 and 2014

NOTE K - OPERATING LEASES (Continued)

Senior Living Communities, LLC and its subsidiaries lease various types of equipment with terms ranging from month-to-month to four years. The following is a consolidated schedule of future minimum base rental payments under these leases over the next five years and in total:

Year Ending
December 31	Amount
2016	$133,930
2017	115,288
2018	105,868
2019	44,112
2020	—
Thereafter	—

Total	$399,198

NOTE L - RELATED PARTY TRANSACTIONS

The Company participated in several transactions with individuals, corporations and other limited liability companies considered related due to common ownership and/or control. These entities include the following:

Related Party	How Related
David Jackson, Jr.	Senior Living Communities, LLC member through
December 31, 2014
Donald O. Thompson, Jr. and
Brenda U. Thompson	Senior Living Communities, LLC members
Maxwell Group, Inc.	Owned and controlled by Donald O. Thompson, Jr.
Live Long Well Care, LLC	David Jackson, Jr. LLC member through December 31, 2014
Donald O. Thompson, Jr. and
Brenda U. Thompson LLC members
Stratford Retirement, LLC	Donald O. Thompson, Jr. and
Brenda U. Thompson LLC members
Wellmore, LLC	Donald O. Thompson, Jr. and
Brenda U. Thompson LLC members
Wellmore of Tega Cay, LLC	Subsidiary of Wellmore, LLC
Wellmore of Lexington, LLC	Subsidiary of Wellmore, LLC
Wellmore of Daniel Island, LLC	Subsidiary of Wellmore, LLC

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2015 and 2014

NOTE L - RELATED PARTY TRANSACTIONS (Continued)

Senior Living Communities, LLC maintains an escrow account for use by its subsidiaries for the acceptance of certain deposits from prospective new residents and to hold funds designated for refunds currently owed to former residents of the communities. Deposits held in this account at December 31:

	2015	2014
BrightWater Retirement, LLC	$353,672	$47,500
Cascades Retirement, LLC	2,613,841	710,540
Homestead Hill Retirement, LP	189,050	81,500
Litchfield Retirement, LLC	112,320	144,940
Marsh’s Edge, LLC	353,161	90,390
Osprey Village at Amelia Island, Ltd.	1,013,996	95,800
Ridgecrest Retirement, LLC	9,500	2,500
Summit Hills, LLC	65,460	90,470

Total	$4,711,000	$1,263,640

In its capacity as the parent company, Senior Living Communities, LLC pays various expenses on behalf of its subsidiaries, principally rent, property taxes, and insurance. It also receives the cash advances from the landlord’s construction loans and makes the payments against the construction line of credit. The subsidiaries also engage in certain intercompany advances and expense allocations.

Transactions with related parties during the years ended December 31, 2015, 2014 and 2013 included the following:

During the year ended December 31, 2015, the Company paid Mr. and Mrs. Thompson interest totaling $43,606 on a loan to the Company of $675,000 which remains outstanding. At December 31, 2015, the Balance Sheet also includes a current distribution payable balance of $289,626 to Mr. and Mrs. Thompson, which is the amount remaining of the $1,646,580 that had been accrued at December 31, 2014. It is to be paid from the Settle-Up Escrow account when the funds are released.

During the year ended December 31, 2014, the Company paid Mr. and Mrs. Thompson interest totaling $699,336, which included previously accrued interest through December 31, 2013, and repaid loan principal of $1,383,333. The Company accrued distributions payable to Mr. and Mrs. Thompson totaling $1,646,580 to be paid from the Settle-Up Escrow account when the funds were released. These distributions payable were included in the Balance Sheet in the current portion of distributions payable at December 31, 2014. Mrs. Thompson made a new loan to the Company of $200,000, which was repaid during the year.

During the year ended December 31, 2013, the Company paid $85,012 of interest to Mr. and Mrs. Thompson on their loan balances. Mrs. Thompson loaned the Company an additional $200,000. Mr. and Mrs. Thompson were repaid principal of $400,000 during the year. At December 31, 2013, accrued interest payable to Mr. and Mrs. Thompson was $577,365, and the outstanding loans totaled $1,383,333.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2015 and 2014

NOTE L - RELATED PARTY TRANSACTIONS (Continued)

At December 31, 2015, the Company’s Balance Sheet includes a remaining current distribution payable to Mr. Jackson of $144,925 which is to be paid from the Settle-Up Escrow account when the funds are released. Another $3,333,333 distribution payable is long-term and is to be paid when the Lease Security Deposit is refunded.

During the year ended December 31, 2014, the Company paid Mr. Jackson interest totaling $191,448, which included previously accrued interest through December 31, 2013, and repaid loan principal of $400,000. At December, 31, 2014, the Company accrued distributions payable to Mr. Jackson totaling $4,156,753, of which $823,420 were included in the Balance sheet in the current portion of distributions payable at December 31, 2014, and were to be paid from the Settle-Up Escrow account when the funds were released. The other $3,333,333 was long-term, to be paid when the Lease Security Deposit is refunded.

During the year ended December 31, 2013, Mr. Jackson was paid $28,000 interest during the year on his outstanding loan balance of $400,000. At December 31, 2013, accrued interest payable to Mr. Jackson was $133,489.

Maxwell Group, Inc. provides the subsidiaries of Senior Living Communities, LLC with management, employee recruitment, accounting, advertising and creative services throughout the year. During the year ended December 31, 2015, the Company paid Maxwell Group, Inc. a total of $8,247,505, which included management fees and reimbursements for additional services outside the scope of the management agreement.

During the year ended December 31, 2014, the Company paid Maxwell Group, Inc. a total of $6,823,465 for their services. There was a current balance payable to Maxwell Group, Inc. of $25,446 at December 31, 2014.

In the year ended December 31, 2013, the Company paid Maxwell Group, Inc. a total of $4,138,404. There was a current balance due from Maxwell Group, Inc. of $714,473 for advances made during the year plus interest accruing at 8.0% at December 31, 2013.

Live Long Well Care, LLC, an affiliated company established to provide home health services to the residents of the retirement communities operated by Senior Living Communities, LLC, and the subsidiaries of Senior Living Communities, LLC provide labor on a contract basis to each other to provide services to residents of the communities. They also share certain expenses throughout the year. In, 2015, Live Long Well Care, LLC reimbursed the Company $3,005,782 for expenses incurred on its behalf.

In 2014, Live Long Well Care, LLC reimbursed the Company $1,959,098. At December 31, 2014, there was a current balance receivable from Live Long Well Care, LLC of $8,334.

In 2013, the Company loaned $353,191 to Live Long Well Care, LLC on an unsecured line of credit. All unpaid principal and interest totaling $4,890,448 was forgiven as of December 31, 2013 and was expensed as bad debt.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2015 and 2014

NOTE L - RELATED PARTY TRANSACTIONS (Continued)

Stratford Retirement, LLC, another affiliated company, shares certain expenses with Senior Living Communities, LLC throughout the year. During the year ended December 31, 2015, Stratford Retirement, LLC reimbursed the Company $1,222,080 for expenses incurred on its behalf.

In the year ended December 31, 2014, Stratford Retirement, LLC reimbursed the Company $846,767. There was a current balance receivable from Stratford Retirement, LLC of $14,307 at December 31, 2014.

Wellmore, LLC, another affiliated company, also shares certain expenses with Senior Living Communities, LLC through its subsidiaries Wellmore of Daniel Island, LLC; Wellmore of Lexington, LLC and Wellmore of Tega Cay, LLC. During the year ended December 31, 2015, Wellmore of Daniel Island, LLC reimbursed the Company $25,781 for expenses incurred on its behalf. Wellmore of Lexington, LLC reimbursed the Company $197,867, and Wellmore of Tega Cay, LLC reimbursed the Company $989,670. At December 31, 2015, there is an additional current amount receivable from Wellmore of Tega Cay, LLC of $126,917.

NOTE M - DISCONTINUED OPERATIONS

Effective June 30, 2013, Senior Living Communities, LLC discontinued its operation of the community operated by Stratford Retirement, LLC.

The net income of Stratford Retirement, LLC included in the total from discontinued operations of Senior Living Communities, LLC for the year ended December 31, 2013 was $1,552,389. This included a net gain on the sale of fixed assets of $8,904; a gain on the relief from liability for the refundable occupancy fees of $15,804,480 and a write-off of goodwill of $13,670,258.

The net book value of the remaining assets and liabilities of $337,211 of Stratford Retirement, LLC were distributed to one of the members of Senior Living Communities, LLC.

To the extent that they are a controlled group because of common ownership, the employees of Stratford Retirement, LLC continue to participate in the same benefits plan offered to employees of Senior Living Communities, LLC. However, Stratford Retirement, LLC is autonomous in all other respects.

Net loss included in discontinued operations for the year ended December 31, 2013 from the winding down of Abingdon Retirement, LLC, which was disposed of on December 31, 2012, was $337,702. Consolidated net loss included in discontinued operations for the year ended December 31, 2013 from the winding down of Vero Retirement Associates, LLC and Arbors Retirement, LLC, which were disposed of on December 31, 2012, was $6,739. Net income included in discontinued operations for the year ended December 31, 2013 from the winding down of Viera Retirement, LLC, which was disposed of on December 31, 2012, was $50,765.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2015 and 2014

NOTE N - 401(k) PROFIT SHARING PLAN

The Company has established a 401(k) profit sharing plan for the benefit of its eligible employees and the eligible employees of its subsidiaries and related companies. Employees who are 21 years of age or older are immediately eligible to participate in the plan and are eligible for matching contributions. Employees become fully vested in the employer contributions to the plan after one year of service. The Company’s matching contribution to the plan is discretionary. Currently, the Company’s matching contribution equals 20% of up to 5% of compensation. Consolidated employer matching contributions for the years ended December 31, 2015, 2014, and 2013 were $173,492; $151,550 and $142,135, respectively.

NOTE O - RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS PERTAINING TO ACCOUNTING FOR GOODWILL

The Company has restated its previously issued financial statements for the year ended December 31, 2013, to reflect a change in accounting for goodwill. In 2013, the Company recognized amortization expense of $2,788,623 related to goodwill using an alternate accounting method which permitted amortization of goodwill on a straight-line basis over ten years. In 2014, the Company elected to follow ASC 350 - Goodwill and Other Intangible Assets, and reversed the previously recorded amortization expense. See Note Q.

During 2015, 2014 and 2013, the Company performed its annual review of goodwill and determined that no impairment charge was necessary.

NOTE P - CHANGE IN ACCOUNTING PRINCIPLE FOR COMMISSIONS PAID ON INITIAL OCCUPANCY AGREEMENTS

Effective January 1, 2014, the Company changed its accounting method of accounting for commissions paid on initial or first-generation occupancy fee agreements. Previously, the Company capitalized those commissions and amortized them over the average resident stay which was 6.5 years. Currently, the Company is expensing all such costs in accordance with ASC 954 - Health Care Entities as all of the communities are substantially constructed and occupied. Comparative statements of prior years have been adjusted to apply the new method retrospectively. See Note Q.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2015 and 2014

NOTE Q - CUMULATIVE EFFECTS OF CHANGES IN ACCOUNTING PRINCIPLES

The effects of the restatements on affected line items of the Company’s results of operations for the year ended December 31, 2013 are as follows:

	As Previously
	Reported	Restated

Revenues, Net	$78,268,224	$78,268,224
Operating Expenses Before Rent	66,234,284	63,311,659
Rent Expense	19,542,769	19,542,769
Operating Income (Loss) from
Continuing Operations	(7,508,829)	(4,586,204)
Other Income (Expense), Net	(8,814,142)	(8,814,142)
Net Income (Loss) from
Continuing Operations	(16,322,971)	(13,400,346)
Total from Discontinuing Operations	1,168,838	1,168,838
Net Income (Loss)	(15,154,133)	(12,231,508)

The effects of the restatements on affected line items of the Company’s financial position as of December 31, 2013 are as follows:

Prepaid Expenses	702,511	1,042,086
Total Current Assets	10,850,510	11,190,085
Deferred Commissions, Net	2,400,636	—
Goodwill	25,097,605	27,886,228
Total Other Assets	29,032,600	29,420,587
Total Assets	49,898,775	50,626,337
Total Liabilities	236,715,521	236,715,521
Members’ Equity	(186,816,746)	(186,089,184)

NOTE R - SUBSEQUENT EVENTS

The Company evaluated transactions occurring after December 31, 2015 in accordance with ASC 855 - Subsequent Events through February 15, 2016, which is the date the financial statements were available for issuance. Based on this evaluation, no disclosures or adjustments were made to the financial statements.